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                                                                   EXHIBIT 10.30


Keith T. Thorndyke
5609 Hillside Ct
Edina, MN 55439



Dear Keith:

This letter amends your 9/24/01 Employment Agreement/Offer Letter which set forth your beginning compensation levels and has been approved by the Board of Directors. Except as expressly, set forth herein, this letter does not in any way alter or amend the Employee Agreement signed by you on 10/01/01.

In recognition of your promotion to President and Chief Executive Officer, I am pleased to inform you that your base salary will be increased to $250,000.00 (the "Base Amount"), effective January 28th, 2002. This base salary may be increased or decreased from time to time by our Board of Directors, but may not be decreased below the Base Amount. In addition, the amount of the annual bonus which you will be eligible to receive if you satisfy your annual performance objectives will be determined from time to time by the Board of Directors, will not be less than 50% of your base salary in effect from time to time.

Nothing in this letter should be construed to create any contract rights to continued employment, or to any set level of compensation. Your employment status continues to be as an "at will" employee. Further, in addition to permitted changes to your salary and bonus percentage as set forth above, the number of months of severance you may receive may be increased or decreased by Tricord from time to time in its sole discretion, but never below what is stated in your 9/24/01 Employment Agreement/Offer.

The terms of your Offer Letter/Employment Agreement and this letter amendment shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflict of law provisions that would defer to the laws of another jurisdiction. The rights and obligations of you and Tricord shall be governed by and determined in accordance with such laws.



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We are confident that you will make a significant contribution to the success and growth of Tricord in the coming year.

Sincerely,


/s/ Christie Skogman
Christie Skogman
Manager, Human Resources.



Acknowledged and Accepted:




/s/ Keith T. Thorndyke
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Keith T. Thorndyke